Exhibit 99.1

NEWS RELEASE

CONTACT:	Gary S. Maier
Maier & Company, Inc.
(310) 442-9852
MOTORCAR PARTS OF AMERICA INCREASES CREDIT FACILITY
     LOS ANGELES, CA — April 7, 2011 — Motorcar Parts of America, Inc. (Nasdaq: MPAA) today announced an increase of $15.0 million to its existing $35.0 million revolving credit facility with Union Bank, N.A. and Branch Banking & Trust Company.
     At its March 31, 2011 fiscal year end, the company had no debt outstanding on its revolving credit facility and $7.5 million outstanding on its term loan.
     “The increased credit facility further enhances the company’s liquidity position and will provide greater financial flexibility for the completion of our anticipated acquisition of Fenwick Automotive,” said Selwyn Joffe, chairman, president and chief executive officer.
About Motorcar Parts of America
     Motorcar Parts of America, Inc. is a remanufacturer of alternators and starters for imported and domestic passenger vehicles, light trucks and heavy duty applications. Its products are sold to automotive retail outlets and the professional repair market throughout the United States and Canada. The company’s facilities are located in California, Tennessee, Mexico, Malaysia and Singapore. Additional information is available at www.motorcarparts.com.
     The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. The statements contained in this press release that are not historical facts are forward-looking statements based on the company’s current expectations and beliefs concerning future developments and their potential effects on the company. These forward-looking statements involve significant risks and uncertainties (some of which are beyond the control of the company) and are subject to change based upon various factors. Reference is also made to the Risk Factors set forth in the company’s Form 10-K Annual Report filed with the Securities and Exchange Commission (SEC) in June 2010 and in its Forms 10-Q filed with the SEC thereafter for additional risks and uncertainties facing the company. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise.
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